Filed Pursuant to Rule 433 under the
Securities Act of 1933
Registration Statement No. 333-203764
Issuer Free Writing Prospectus dated
June 8, 2015

TERM SHEET

$300,000,000 4.000% SENIOR NOTES DUE 2020 (“NOTES”)

Issuer:	The Dun & Bradstreet Corporation

Size:	$300,000,000

Security Type:	Senior Notes

Coupon:	4.000%

Maturity:	June 15, 2020

Trade Date	June 8, 2015

Price to Public:	99.610%

Yield:	4.087%

Spread:	T + 237.5 bps

Benchmark Treasury:	1.500% due May 31, 2020

Benchmark Treasury Price and Yield:	98-31 3⁄4; 1.712%

Coupon Dates:	June 15 and December 15

First Coupon:	December 15, 2015

Settlement:	June 15, 2015 (T+5), interest will accrue from the settlement date

Make Whole Call:	Callable at any time at the greater of par and the make whole redemption price (Treasury plus 37.5 basis points); on or after May 15, 2020 callable at any time at par

Anticipated Ratings:	BBB-(-)(S&P) / BBB(-)(Fitch)

CUSIP / ISIN:	26483E AH3 / US26483EAH36

Joint Bookrunning Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Capital Inc. HSBC Securities (USA) Inc.

Senior Co-Managers:	Mitsubishi UFJ Securities (USA), Inc. RBS Securities Inc.

Note: A securities rating is not a recommendation to buy, sell or hold a security and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities LLC collect at 1-212-834-2213; or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.